                                                                    EXHIBIT 10.1

                          TAX INDEMNIFICATION AGREEMENT

         This TAX INDEMNIFICATION AGREEMENT (the "Agreement") dated as of _________, 2001 between Kinder Morgan, Inc., a Kansas corporation ("KMI") and Kinder Morgan Management, LLC, a Delaware limited liability company ("Management").


                                    PREAMBLE

         WHEREAS, Management was formed pursuant to the Limited Liability Company Agreement of Kinder Morgan Management, LLC, dated as of February 14, 2001 which was amended by the Amended and Restated Limited Liability Company Agreement of Kinder Morgan Management, LLC (the "Management LLC Agreement").

         WHEREAS, as part of the capitalization of Management, Management issued two classes of limited liability company interests consisting of the "Listed Shares" and the "Voting Share," the rights and obligations of which are more specifically described in the Management LLC Agreement.

         WHEREAS, Kinder Morgan Energy Partners, L.P., a Delaware limited partnership ("KMEP"), pursuant to the Third Amended and Restated Agreement of Limited Partnership of KMEP (the "Third KMEP Partnership Agreement"), authorized the issuance of the new class of partnership interest hereinafter referred to as the "I-Unit."

         WHEREAS, Management issued the Voting Share to KMGP (as defined herein) in exchange for $100,000.

         WHEREAS, Management issued the Listed Shares to the public in exchange for net proceeds of $______ million.

         WHEREAS, Management acquired I-Units from KMEP in exchange for $_______ million. In addition, Management purchased the Exchange Right (as defined herein), the Purchase Right (as defined herein) and its rights under this Agreement from KMI for $________ million.

         WHEREAS, KMI has agreed to indemnify Management for certain tax consequences attributable to the Indemnifiable Events described below.

         ACCORDINGLY, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

                                    AGREEMENT

         1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings. Any reference to any person shall include such person and its permitted successors and assigns. Except where expressly stated otherwise, any agreement referred to in this Agreement shall mean such agreement as amended, supplemented or modified from time to


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time in accordance with the applicable provisions thereof. Capitalized terms not otherwise defined herein have the meaning assigned them in the Management LLC Agreement.

         "After-Tax Basis" means in respect of any amount received or accrued by any Person (or in the case of a payee which is a pass-through or disregarded entity for the relevant Tax purposes, the Persons who are required to take into account any items of income, gain, loss or deduction with respect to such entity) (the "base amount"), the base amount supplemented by a further payment, if necessary, to such Person such that, after reduction for all Taxes actually imposed on such Person as a result of the receipt or accrual of the base amount and such further payment (after giving effect to all deductions and credits, if any, actually utilized by such Person arising from the event or circumstance giving rise to the base amount), the net amount received by such Person shall be equal to the base amount.

         "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Texas shall not be regarded as a Business Day.

         "Change in Law" means the occurrence after the date hereof of (i) the enactment of, or amendment to, any provision of the Code, Treasury Regulations thereunder or any administrative pronouncement, (ii) the enactment of, or amendment to, any provision of the Tax law of any state (or political subdivision thereof) in which Management is subject to Tax, or (iii) the issuance of a Final Determination of the United States Supreme Court or the United States Court of Appeals for the federal judicial circuit to which appeal would lie from a case concerning Indemnifiable Events relating to Management; provided, that (x) a change in the rate of any Tax shall not be treated as a Change in Law, and (y) an administrative pronouncement shall be treated as a Change in Law only if Management provides KMI a written opinion of independent, nationally-recognized tax counsel selected by Management (such counsel and form of opinion to be reasonably satisfactory to KMI) to the effect that such counsel is unable to conclude that a Reasonable Basis exists to take a position contrary to such administrative pronouncement.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

         "Common Unit" has the meaning set forth in the Third KMEP Partnership Agreement.

         "Exchange Right" means the various rights of holders of the Listed Shares to exchange Listed Shares for Common Units of KMEP owned by KMI or cash, the terms and provisions of which are more specifically set forth in Annex B of the Management LLC Agreement.

         "Final Determination," in a proceeding involving KMI, KMEP or Management means: (i) in respect of judicial decisions, a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all appeals allowable by law as of right and hereunder by either party to the action have been exhausted or the time for filing such appeals has expired; (ii) a closing agreement entered into under section 7121 of the Code or any other settlement agreement entered into with the

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applicable taxing authority in connection with an administrative or judicial proceeding (including a state or local proceeding); (iii) the expiration of the time for instituting a suit with respect to a claimed deficiency; or (iv) the expiration of the time for instituting a claim for refund, or if such a claim were filed, the expiration of the time for instituting a suit with respect thereto.

         "I-Unit" is defined in the preamble to this Agreement. The terms and provisions of the I-Units are more specifically set forth in the Third KMEP Partnership Agreement.

         "Indemnifiable Event" means an increase, as a result of a Change in Law, an audit by the applicable taxing authority or any action taken by KMI or KMGP that is inconsistent with the Tax Assumptions, in the sum of Taxes imposed on, payable by, or withheld from payments to Management, over the sum of Taxes, if any, Management would have paid or incurred in such year or shorter tax period with respect thereto based on the Tax Assumptions, computed in each case as provided in Section 5.

         "Indemnity Amount" has the meaning set forth in Section 3(a)(1).

         "Interest Rate" means the applicable federal rate (within the meaning of section 1274(d) of the Code).

         "IRS" means the United States Internal Revenue Service.

         "KMGP" means Kinder Morgan G.P., Inc., a Delaware corporation, the sole general partner of KMEP and the owner of the Voting Share.

         "KMI" is defined in the introduction to this Agreement.

         "Listed Shares" means the ownership interests in Management issued to the public for cash, the rights and obligations of which are more specifically described in the Management LLC Agreement.

         "Management" is defined in the introduction to this Agreement.

         "Management LLC Agreement" is defined in the preamble to this Agreement.

          "Non-Taxable" means in respect of any transaction, event or circumstance, not causing or giving rise to the realization or recognition of any taxable income or other basis for the imposition of Tax.

         "Purchase Rights" means the rights and obligations associated with the optional and mandatory purchase of Listed Shares by KMI, the terms and provisions of which are more specifically set forth in Annex A of the Management LLC Agreement.

         "Reasonable Basis" for a position exists if tax counsel may properly advise reporting such position on a Tax return in accordance with Formal Opinion 85-352 of the American Bar Association or any successor thereto.

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         "Revenue Agent's Report" means a report sent to a taxpayer under cover of a transmittal (30 day) letter relating to proposed adjustments in such taxpayer's United States federal income tax liability referred to in Treasury Regulation Section 601.105(c)(2)(i).

         "Tax" or "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions or withholdings (including, without limitation, income, franchise, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes) of any nature whatsoever, together with any and all assessments, penalties, fines, additions and interest relating thereto.

         "Tax Assumptions" means the following assumptions with respect to the basis of taxation of Management and its capability to pay Taxes to which it may be subject relative to the cash which it has available to pay such Taxes:

         (1) The formation and capitalization of Management and all transactions related or incidental thereto, its issuance of Listed Shares and the Voting Share and its acquisition of I-Units in KMEP will be Non-Taxable to Management.

         (2) Management's receipt of the Exchange Rights and Purchase Rights from KMI will be Non-Taxable to Management.

         (3) Management's transfer of the Exchange Rights and Purchase Rights to the holders of Listed Shares will be Non-Taxable to Management.

         (4) Management is treated as a corporation for United States federal income Tax purposes.

         (5) Each Listed Share and Voting Share is treated as an ownership interest in Management, and each owner of a Listed Share or a Voting Share is treated as a shareholder of Management, for United States federal income Tax purposes.

         (6) KMEP is treated as a partnership for United States federal income Tax purposes.

         (7) Management, by virtue of its ownership of I-Units in KMEP, is treated as a partner in KMEP for United States federal income tax purposes.

         (8) The allocation of KMEP Tax Items, as set forth in the Third KMEP Partnership Agreement, is respected for United States federal income tax purposes.

         (9) Distributions of additional I-Units to Management by KMEP made pursuant to the Third KMEP Partnership Agreement are Non-Taxable to Management.

         (10) Distributions of additional Listed Shares and Voting Shares by Management to holders of Listed Shares and Voting Shares, made pursuant to the Management LLC Agreement, are Non-Taxable to Management.

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         (11)  To the extent that Management engages in the management and control of KMEP and receives reimbursement from KMEP in respect of its services and other expenses incurred by Management, such reimbursement will, after the payment by Management of any fees or expenses incurred by Management in respect of the management and control of KMEP, be adequate to pay all Taxes, if any, payable by Management by virtue of either (i) its management and control of KMEP, or (ii) the receipt of such reimbursement from KMEP.

         (12) The only assets owned by Management, other than cash, are I-Units in KMEP.

         (13) If there is a sale, exchange, redemption or other disposition of I-Units owned by Management, the cash received will be sufficient to satisfy any Tax payable as a result of such sale, exchange, redemption or other disposition.

         "Tax Items" means items of income, gain, loss, deduction and credit for income Tax purposes.

         "Tax Representations" means the representations, warranties and covenants set forth in Section 2.

         "Tax Savings" shall have the meaning set forth in Section 3(a)(3).

         "Third KMEP Partnership Agreement" is defined in the preamble to this Agreement.

         "Treasury Regulations" means temporary or final United States Treasury regulations.

         "Unanticipated Tax Savings" shall be the amount calculated pursuant to
Section 6(a)

         "Voting Shares" means the ownership interest in Management held by KMGP, the rights and obligations of which are more specifically set forth in the Management LLC Agreement.

         2. Tax Representations. Management represents, warrants and covenants to KMI, and KMI represents, warrants and covenants to Management that, for all United States federal, state and local Tax purposes:

              (a) It will treat Management as a corporation for United States federal income Tax purposes.

              (b) It will treat the owners of Listed Shares and Voting Shares as shareholders of Management for United States federal income Tax purposes.

              (c) It will treat the distributions by Management of additional Listed Shares to holders of Listed Shares made pursuant to the Management LLC Agreement as Non-Taxable.

              (d) It will treat KMEP as a partnership for United States federal income Tax purposes and will treat Management as a partner of KMEP with respect to its ownership of I-Units for United States federal income tax purposes.

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              (e) It will respect the allocation of Tax Items made with respect to the I-Units owned by Management as provided in the Third KMEP Partnership Agreement for United States federal income Tax purposes.

              (f) It will prepare and file all Tax elections, Tax returns and information returns on a basis consistent with the treatment described in (a) through (e) and will not take any contrary position on any Tax return or information return or take any other action that is inconsistent with such treatment.

Notwithstanding anything to the contrary herein (including the exclusion provided in Section 4(a)), no Indemnified Party shall be obligated to take a position subsequent to (i) a Final Determination to the contrary or (ii) the receipt of a written opinion of independent, nationally-recognized tax counsel selected by Management (such counsel and form of opinion to be reasonably satisfactory to KMI) to the effect that, due solely to a Change in Law, such counsel is unable to conclude that a Reasonable Basis exists to take such position.

         3.   Indemnification.

              (a) Obligation.

                  (1) In General. Upon the occurrence of an Indemnifiable Event, KMI shall become obligated, in accordance with the terms of this Agreement, to pay as an indemnity such amounts as, on an After-Tax Basis, shall be equal to the amount of the additional Taxes incurred by Management as a result of such Indemnifiable Event (the "Indemnity Amount"). In addition, the Indemnity Amount shall be increased, on an After-Tax Basis, by the amount of all reasonable out-of-pocket expenses incurred by Management that would not otherwise have been incurred by Management, and that have not otherwise been previously paid by KMI to Management pursuant to Sections 7(c)(2) or 8 hereof, as result of: (i) any Indemnifiable Event or (ii) any determination by Management of the existence or amount of any Tax Savings or Unanticipated Tax Savings.

                  (2) Increase for Interest. The Indemnity Amount shall be increased by an amount equal to interest accrued at the Interest Rate on the amount of indemnified Taxes that have actually been paid to the IRS or other applicable taxing authority by Management from the assumed date of payment of such Taxes (as provided in Section 5(b)), provided that (x) a payment of Taxes in respect of which KMI has advanced funds to Management pursuant to Section 7(d) shall not accrue interest and (y) such interest shall cease to accrue if the payment date of the Indemnity Amount is delayed as a result of the failure of Management to provide notice and computations to KMI within a reasonable time pursuant to Section 3(b).

              (b) Date for Payment. The amount payable by KMI pursuant to
Section 3(a) shall be paid upon the occurrence of the latest of:

                  (1) subject to Section 8 and the next sentence, 15 Business Days after the receipt by KMI of a notice from Management accompanied by its computations in accordance with Section 8,

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                  (2) if any such indemnity payment relates to an Indemnifiable
Event that is contested pursuant to Section 7, 15 Business Days after the date of a Final Determination with respect to such Indemnifiable Event, and

                  (3) in the case of, and to the extent such amount payable by KMI pursuant to Section 3(a) relates to, the redemption or other disposition of the KMEP I-Units, and subject to Section 8 and the next sentence, 15 Business Days after the redemption or other disposition of the KMEP I-Unit.

The date required for payment pursuant to the preceding sentence shall be delayed until 15 Business Days after delivery to KMI of any verification requested pursuant to Section 8.

         4.   [Intentionally Omitted]

         5.   Computational Assumptions.

              (a) In General. For purposes of (i) computing the amount of Taxes payable as a result of an Indemnifiable Event and (ii) the definition of "After-Tax Basis," Management shall be assumed to be subject to United States federal income Tax at the maximum effective statutory rate generally applicable to corporations for the relevant period or periods, and to the extent Management is subject to state and local income Taxes it shall be assumed to be subject to state and local income taxes at the composite rate equal to the highest generally applicable composite rate for corporations whose principal place of business is such state or local jurisdiction before taking into account the deductibility of such Taxes in computing taxable income for United States federal income Tax purposes.

              (b) Due Date for Taxes; Date of Realization of Tax Savings. Taxes will be assumed to be payable on the later of (i) the due date, without extensions, of the Tax return on which such Taxes are reported or (ii) the date on which such Taxes are actually paid to the IRS or other applicable taxing authority. Tax Savings will be assumed to be realized on the due date, without extensions, of the Tax return on which such Tax Savings are reported or reasonably expected to be reported.

         6.   [Intentionally Omitted]

         7.   Contests; Records.

              (a) Notice of Claim. If Management receives written notice (including in the form of a proposed Revenue Agent's Report) of any action by the IRS or other taxing authority that, if successful, would result in an Indemnifiable Event for which KMI may be required to indemnify Management hereunder, Management hereby agrees promptly to notify KMI in writing of such claim (but except as set forth in Section 4(b) and 4(c), failure to do so will not diminish KMI's obligations under this Agreement); provided, however, that if KMGP receives any such notice as the tax matters partner of KMEP, KMI shall be deemed to have received notice under this Section 7(a).

                                      -7-

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              (b) Agreement to Contest. Except as set forth in Section 7(d) and provided the conditions set forth in Section 7(c) are satisfied, Management agrees to contest (or join in contesting) in good faith such claim or proposed action and agrees not to settle such claim without the written approval of KMI except pursuant to the indemnity waiver provisions of Section 7(h). The conduct of the contest shall be controlled by Management (or such other person as Management shall have designated, subject to KMI's right of involvement set forth in this Section 7).

              (c) Conditions to Indemnified Party's Obligation to Contest and Not Settle.

                  (1) Prior to taking any action to contest the claim described in Section 7(a), and again prior to any appeal of an adverse judicial decision, KMI shall have delivered to Management a written opinion of independent, nationally-recognized tax counsel selected by KMI (such counsel and form of opinion to be reasonably satisfactory to Management) to the effect that there is a Reasonable Basis for contesting such action or proposed action by the IRS or other taxing authority;

                  (2) KMI shall have agreed to pay, on an After-Tax Basis as verified under Section 8 hereof, and shall be currently paying for Management, all reasonable out-of-pocket expenses (including reasonable attorneys fees of legal counsel reasonably selected by Management) that Management shall incur in connection with contesting such action or proposed action; and

                  (3) the amount of the indemnity that would be payable hereunder (which shall include prospective exposure in future tax years attributable to the position being challenged) shall exceed U.S. $5,000.

              (d) Refund Claims. If Management shall determine in its reasonable discretion to pay the Tax claimed and sue for a refund, KMI must either, at its option and to the extent necessary for the contest to proceed, (i) promptly advance to Management on an interest-free basis sufficient funds to pay the Tax payable with respect thereto or (ii) pay to Management the amount payable pursuant to Section 3 (but without regard to the time of payment in Section 3(b)) with respect to such claim.

              (e) Supreme Court Appeals. Notwithstanding any other provision of this Section 7, no appeal to the Supreme Court of the United States shall be required in contesting a Tax claim or proposed action hereunder.

              (f) Time at Which Obligations Operative. In any circumstance where judicial review shall be unavailable, KMI's right to cause a contest hereunder, and Management's obligation to contest hereunder, shall become operative at the earliest time such a contest may, pursuant to law, be initiated, provided that KMI has then satisfied all of the necessary preconditions to the exercise of its contest rights.

              (g) Deferral of Indemnification. If KMI shall have requested Management to contest such claim as above provided and shall have duly complied and remains in compliance with all the terms of this Section 7, KMI's liability for indemnification shall be deferred (as

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

provided in Section 3) until a Final Determination of the liability of Management. At such time, KMI shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and, to the extent funds were advanced by KMI pursuant to Section 7(d) hereof, Management shall become obligated to refund to KMI any amount received as a refund by Management or credited to Management and fairly attributable to advances by KMI, net of any Taxes attributable to the receipt of such refund or credit. Within 15 Business Days following such Final Determination, any amounts due hereunder shall be paid first by set off against each other and then either:

                  (1) KMI shall pay to Management any excess of the full amount due hereunder over the amount of any advances previously made by KMI and applied against its indemnity obligation as aforesaid; or

                  (2) Management shall repay to KMI any excess of such advances, net of any Taxes attributable to Management's receipt of such refund or credit, over such full amount due hereunder, together with any interest received from the IRS or other taxing authority by Management that is properly attributable to such advances during the period such advances were outstanding and that is in excess of the amount of any Taxes attributable to Management's receipt or accrual of such interest.

              (h) Records and Participation.

                  (1) Indemnified Party. Management shall provide KMI with all documents and information related to the contest as may be reasonably requested by KMI, shall keep KMI fully informed, shall afford KMI the opportunity to attend and participate in any meetings or negotiations with the IRS or other taxing authority regarding such contest and will consult in good faith with (and consider in good faith suggestions by) KMI and its counsel regarding relevant aspects of the progress and nature of any such contest, provided that nothing in this Agreement shall require Management to provide KMI with its Tax returns or other proprietary information relating to the identity of Management's shareholders, owners, members or lenders.

                  (2) KMI. Within a reasonable time under the circumstances after reasonable written request therefor from Management, KMI shall provide such information and copies of records as are within its control to enable Management to fulfill its Tax return filing, audit and litigation obligations in connection with the transactions contemplated by the Management LLC Agreement, provided that nothing in this Agreement shall require KMI to provide Management with its Tax returns.

         8. Verification. The results of all computations to be made with respect to Management under this Agreement, together with a statement describing in reasonable detail the manner in which such computations were made, shall be delivered to KMI in writing. Preparation and delivery of such computations shall be pursued diligently, in a timely manner and in good faith, and notice of an Indemnifiable Event and delivery of such computations to KMI shall be made within a reasonable time under the circumstances. If KMI so requests within ten
(10) Business Days after receipt of such computations, any determination shall be reviewed

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

by the independent accounting firm who regularly audits Management, who shall be asked to verify, after consulting with KMI and Management, whether Management's computations are correct, and to report its conclusions (within 20 Business Days upon being requested to verify and determine the correct computation) to both KMI and Management. KMI also may request that such accounting firm review Management's Tax returns for any year to determine if Management is required to make any payment pursuant to Section 3(a)(3) or 6. Management and KMI hereby agree to provide such accountants with all information and materials as shall be reasonably necessary or desirable in connection herewith. Any information provided to such accountants by any person shall be and remain the exclusive property of such person and shall be deemed by the parties to be (and the accountants shall confirm in writing that they shall treat such information as) the private, proprietary and confidential property of such person, and no person other than such person and the accountants shall be entitled thereto, and all such materials shall be returned to such person. The reasonable fees and expenses of the accountants in verifying an amount pursuant to this Agreement shall be paid by KMI; provided, that Management and not KMI shall be required to pay such fees if the computations provided by Management were not prepared in good faith. The parties hereto agree that the sole responsibility of the accountants hereunder shall be to verify calculations hereunder and that all matters of interpretation of this Agreement shall not be within the scope of the accountant's responsibilities.

         9. Late Payments. Except as otherwise provided in this Agreement, any amount payable to Management or KMI under this Agreement not paid when due shall bear interest from the date due to the date paid at the Interest Rate.

         10. No Duplication of Payments. Nothing contained in this Agreement shall be construed to permit Management to receive payment with respect to an Indemnifiable Event hereunder more than once, to permit Management to receive payment with respect to an Indemnifiable Event in duplication of any payment with respect to such Indemnifiable Event previously received by any transferor of Management's interest, to permit any third-party beneficiary hereof to recover any amount hereunder or to require Management to pay any Tax Savings arising out of any Indemnifiable Event more than once.

         11. Notices. All notices and other communications shall be given in the manner, to the respective addresses, and shall become effective as provided in the Management LLC Agreement except to the extent otherwise expressly provided herein, except that notices or communications shall be directed to KMI at:


                                    Kinder Morgan, Inc.
                                    500 Dallas Street, suite 1000
                                    Houston, Texas 77002
                                    Attn:  Joseph Listengart
                                    713/369-9000

         12. Assignment. The obligations and liabilities of KMI and Management arising under this Agreement are expressly made for the benefit of, and shall be enforceable by,

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

Management and KMI and their respective successors and permitted assigns. Any assignment by KMI of any of its obligations or liabilities hereunder will not relieve KMI of any such obligations or liabilities without the consent of Management.

         13. Survival. The obligations, rights and liabilities of KMI and Management hereunder shall continue in full force and effect (notwithstanding the cancellation, sale, exchange, redemption or other disposition of Listed Shares, or the dissolution, liquidation or termination of Management, KMEP or
KMI) until the 180th day following the expiration of the relevant statute of limitations for all relevant taxable years (taking into account all extensions thereof).

         14. Method of Payment. All payments to be made to a party pursuant to this Agreement shall be made in United States Dollars by wire transfer to such bank account of such party as such party from time to time shall have directed in writing at least five (5) Business Days prior to the due date thereof.

         15. Governing Law. THIS TAX INDEMNIFICATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISIONS.

         16. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.


         17.   Miscellaneous.

              (a) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, unless the provisions declared prohibited as unenforceable are essential to effectuate the intent of the parties with respect to the Agreement taken as a whole. To the extent permitted by applicable Law, each of the parties hereto hereby agrees that any provision hereof that renders any other term or provision hereof invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such other term or provision invalid or unenforceable, and such modification shall be accomplished in a manner that most nearly preserves the benefit of the parties' bargains hereunder.

              (b) Amendments. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

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

              (c) Headings. The section and paragraph headings in this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

              (d) No Intended Third Party Beneficiaries. There are no intended third party beneficiaries of this Agreement.


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
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                     KINDER MORGAN, INC.


                                     By:
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                            ------------------------------------



                                     KINDER MORGAN MANAGEMENT, LLC

                                     By: Kinder Morgan G.P., Inc., its Voting
                                         Share member


                                     By:
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                            ------------------------------------



                                     KINDER MORGAN ENERGY PARTNERS, L.P.

                                     By: Kinder Morgan G.P., Inc., its general
                                         partner


                                     By:
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                            ------------------------------------



                [SIGNATURE PAGE TO TAX INDEMNIFICATION AGREEMENT]


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